Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES A SOLID QUARTER AND 6% YEAR-TO-DATE

EARNINGS PER SHARE GROWTH

TOMS RIVER, NEW JERSEY, October 18, 2012…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share amounted to $0.28 for the quarter ended September 30, 2012, unchanged from the prior year quarter. For the nine months ended September 30, 2012, diluted earnings per share increased to $0.89, as compared to $0.84 for the prior year period. Diluted earnings per share for the three and nine months ended September 30, 2012 was adversely impacted by $0.03 per diluted share due to the previously announced non-recurring severance payment to the Bank’s former President and Chief Operating Officer. Excluding this non-recurring item, earnings per share increased 10.7% and 9.5%, respectively, for the three and nine months ended September 30, 2012 as compared to the same prior year periods. Additional highlights for the quarter included:

•	Stockholders’ equity per common share at September 30, 2012 increased to $12.19 and the return on average stockholders’ equity remained strong at 9.08%.

•	Credit quality improved as non-performing loans decreased by $2.8 million at September 30, 2012 as compared to December 31, 2011 and by $7.2 million as compared to September 30, 2011.

•	The Company remains well-capitalized with a tangible common equity ratio of 9.53% at September 30, 2012.

The Company also announced that the Board of Directors declared its sixty-third consecutive quarterly cash dividend on common stock. The dividend for the quarter ended September 30, 2012 of $0.12 per share will be paid on November 9, 2012, to shareholders of record on October 29, 2012.

Chairman and CEO John R. Garbarino observed, “We are pleased to continue to report earnings per share growth over the prior year. An improving economic climate has also advanced our recent decision to expand our Monmouth County presence, entering the Red Bank market with a full service Financial Solutions Center offering deposit, lending and asset management services. We are looking forward to a Spring 2013 grand opening.”

Results of Operations

Net income for the three months ended September 30, 2012 decreased to $5.0 million, or $0.28 per diluted share, as compared to net income of $5.1 million, or $0.28 per diluted share for the corresponding prior year period. For the nine months ended September 30, 2012, net income increased to $16.0 million, or $0.89 per diluted share, as compared to net income of $15.3 million, or $0.84 per diluted share, for the corresponding prior year period. Net income for the three and nine months ended September 30, 2012 was adversely impacted by a non-recurring severance expense relating to the departure of the Bank’s former President and Chief

Operating Officer of $747,000, net of related expense savings, or $468,000, net of tax benefit. The net, after tax amount, reduced diluted earnings per share by $0.03 for the three and nine months ended September 30, 2012. Excluding this non-recurring expense, diluted earnings per share increased 10.7%, to $0.31, for the three months ended September 30, 2012 and 9.5%, to $0.92, for the nine months ended September 30, 2012. The improvements were primarily due to a decrease in the provision for loan losses, an increase in other income, a decrease in operating expenses (after excluding the non-recurring severance expense) and a reduction in average shares outstanding.

Net interest income for the three and nine months ended September 30, 2012 decreased to $18.0 million and $55.5 million, respectively, as compared to $19.1 million and $58.1 million, respectively, in the same prior year periods, reflecting a lower net interest margin partly offset by greater interest-earning assets. The net interest margin decreased to 3.28% and 3.39%, respectively, for the three and nine months ended September 30, 2012, from 3.55% and 3.61%, respectively, in the same prior year periods due to a change in the mix of average interest-earning assets from higher-yielding loans receivable into lower-yielding short-term investments and investment and mortgage-backed securities available for sale. High loan refinance volume also caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 3.92% and 4.06%, respectively, for the three and nine months ended September 30, 2012, as compared to 4.37% and 4.47%, respectively, for the same prior year periods. For the nine months ended September 30, 2012, the yield on loans receivable benefited from a single large commercial loan prepayment fee of $219,000 which increased the yield on interest-earning assets and the net interest margin by 1 basis point. The cost of average interest-bearing liabilities decreased to 0.74% and 0.77%, respectively, for the three and nine months ended September 30, 2012, as compared to 0.92% and 0.98%, respectively, in the same prior year periods. Average interest-earning assets increased $49.0 million, or 2.3%, and $35.2 million, or 1.6%, respectively, for the three and nine months ended September 30, 2012, as compared to the same prior year periods. The increases in average interest-earning assets were primarily due to the increases in average investment and mortgage-backed securities, which collectively increased $94.0 million and $79.3 million, respectively, and the increase in average short-term investments which increased $11.6 million and $27.1 million, respectively. The growth in interest-earning assets was primarily funded by an increase in average transaction deposits and non-interest-bearing deposits, partly offset by a decrease in average time deposits and borrowed funds.

For the three and nine months ended September 30, 2012, the provision for loan losses was $1.4 million and $4.8 million, respectively, as compared to $1.9 million and $5.8 million, respectively, for the corresponding prior year periods. The decreases were partly due to both a reduction in non-performing loans and a reduction in loans receivable, net at September 30, 2012 as compared to December 31, 2011 and September 30, 2011.

Other income increased to $4.9 million and $13.7 million, respectively, for the three and nine months ended September 30, 2012, as compared to $3.7 million and $11.1 million, respectively, in the same prior year periods due to an increase in the net gain on the sale of loans, higher fees and service charges and an improvement in the net gain (loss) from other real estate operations. For the nine months ended September 30, 2012, the Company recognized a gain of $226,000 on sale of equity securities as compared to the recognition of an other-than-temporary impairment loss on equity securities of $148,000 for the three and nine months ended September 30, 2011. For the three and nine months ended September 30, 2012, the net gain on the sale of loans increased $521,000 and $1.1 million, respectively, due to an increase in loan sale volume and strong gain on sale margins. However, the increase in the net gain on the sale of loans for the three and nine months ended September 30, 2012 was partially offset by an increase of $100,000 and $350,000, respectively, in the reserve for repurchased loans. For the three and nine months ended September 30, 2012, fees and service charges increased $266,000 and $531,000, respectively, due to increases in trust revenue, merchant service fees and retail checking account fees. Finally, the net gain (loss) from other real estate operations improved $120,000 and $425,000 for the three and nine months ended September 30, 2012, respectively, as compared to the same prior year periods.

Operating expenses increased by $708,000, to $13.8 million, and by $2,000, to $39.6 million, respectively, for the three and nine months ended September 30, 2012, as compared to $13.1 million and $39.6 million, respectively, for the corresponding prior year periods. Excluding the $747,000 non-recurring severance expense included in compensation and employee benefits, net of related expense savings, for the three and nine months ended September 30, 2012, operating expenses decreased by $39,000 and $745,000, respectively, as compared to the corresponding prior year periods. The decrease for the three and nine months ended September 30, 2012 as compared to the corresponding prior year periods was primarily due to lower compensation and employee benefits costs, net of the non-recurring severance cost, which decreased by $537,000, or 7.5%, to $6.6 million for the three months ended September 30, 2012 and by $1.1 million, or 5.0%, to $20.2 million for the nine months ended September 30, 2012. The decreases were due to a reduction in the incentive plan accrual of $300,000 for the three and nine months ended September 30, 2012 and were also due to the increase in mortgage loan closings from prior year levels. Higher loan closings in the current period increased deferred loan expense which is reflected as a decrease in compensation expense. Additionally, Federal deposit insurance decreased by $440,000, for the nine months ended September 30, 2012 as compared to the same prior year period due to a lower assessment rate and a change in the assessment methodology from deposit-based to a total liability-based assessment. These changes to Federal deposit insurance affected the expense for the first six months of 2012 as compared to the same prior year period.

The provision for income taxes was $2.7 million and $8.8 million, respectively, for the three and nine months ended September 30, 2012, as compared to $2.7 million and $8.5 million, respectively, for the same prior year periods. The effective tax rate was 35.1% and 35.5%, respectively, for the three and nine months ended September 30, 2012, as compared to 35.1% and 35.6%, respectively, in the same prior year periods.

Financial Condition

Total assets increased by $2.3 million to $2,304.4 million at September 30, 2012, from $2,302.1 million at December 31, 2011. Cash and due from banks decreased by $22.2 million, to $55.4 million at September 30, 2012, as compared to $77.5 million at December 31, 2011. Part of the cash and due from banks was invested in investment and mortgage-backed securities available for sale, which collectively increased by $38.2 million, to $568.4 million at September 30, 2012, as compared to $530.2 million at December 31, 2011. Loans receivable, net, decreased by $17.4 million, to $1,545.6 million at September 30, 2012, from $1,563.0 million at December 31, 2011, primarily due to prepayments and sale of newly originated 30-year fixed-rate one-to-four family loans. Bank-owned life insurance increased by $10.8 million at September 30, 2012 as compared to December 31, 2011 primarily due to an additional investment during the third quarter of 2012.

Deposits increased by $33.9 million, to $1,740.0 million at September 30, 2012, from $1,706.1 million at December 31, 2011. Federal Home Loan Bank advances decreased $41.0 million, to $225.0 million at September 30, 2012, from $266.0 million at December 31, 2011 due to excess liquidity and cash flows from loans receivable. Stockholders’ equity increased to $219.7 million at September 30, 2012, as compared to $216.8 million at December 31, 2011, primarily due to net income and a reduction in accumulated other comprehensive gain (loss), partly offset by the cash dividend on common stock and by the repurchase of 718,253 shares of common stock for $10.2 million. At September 30, 2012, there were 58,899 shares remaining to be repurchased under the existing stock repurchase program.

Asset Quality

The Company’s non-performing loans totaled $41.2 million at September 30, 2012, a $2.8 million decrease from $44.0 million at December 31, 2011. During the third quarter of 2012, the Company sold its largest non-performing one-to-four family mortgage loan with a carrying value of $2.6 million at a modest recovery. Net loan charge-offs increased to $4.7 million for the nine months ended September 30, 2012, as compared to $2.5 million for the corresponding prior year period. During the fourth quarter of 2011, the Company modified its charge-off policy on problem loans secured by real estate which accelerated the recognition of loan charge-offs. The Company now takes charge-offs in the period the loan, or portion thereof, is deemed uncollectable, generally after the loan becomes 120 days delinquent and a recent appraisal is received which reflects a collateral shortfall. Previously, specific valuation reserves were established until the loan charge-off was recorded upon final resolution of the collateral.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.1 million at September 30, 2012, a $350,000 increase from December 31, 2011 due to an additional provision for repurchased loans recorded during the nine months ended September 30, 2012 primarily resulting from an increase in repurchase requests. At September 30, 2012, there were 12 outstanding loan repurchase requests which the Company is disputing, on loans with a total principal balance of $3.8 million.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 19, 2012 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6789. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10018516 from one hour after the end of the call until October 30, 2012. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*  *  *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of probability or confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2012	December 31, 2011	September 30, 2011
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$55,365	$77,527	$70,457
Investment securities available for sale	208,336	165,279	157,035
Federal Home Loan Bank of New York stock, at cost	17,148	18,160	18,161
Mortgage-backed securities available for sale	360,084	364,931	346,292
Loans receivable, net	1,545,640	1,563,019	1,588,115
Mortgage loans held for sale	5,598	9,297	3,083
Interest and dividends receivable	6,963	6,432	6,404
Other real estate owned, net	3,628	1,970	1,193
Premises and equipment, net	22,233	22,259	22,464
Servicing asset	4,659	4,836	4,933
Bank Owned Life Insurance	52,806	41,987	41,663
Other assets	21,966	26,397	21,992

Total assets	$2,304,426	$2,302,094	$2,281,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,739,974	$1,706,083	$1,687,906
Securities sold under agreements to repurchase with retail customers	72,149	66,101	71,745
Federal Home Loan Bank advances	225,000	266,000	266,000
Other borrowings	27,500	27,500	27,500
Due to brokers	1,355	5,186	—
Advances by borrowers for taxes and insurance	7,296	7,113	6,706
Other liabilities	11,465	7,262	6,038

Total liabilities	2,084,739	2,085,245	2,065,895

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 18,020,046, 18,682,568 and 18,846,122 shares outstanding at September 30, 2012, December 31, 2011 and September 30, 2011, respectively	336	336	336
Additional paid-in capital	262,590	262,812	261,392
Retained earnings	196,184	186,666	183,405
Accumulated other comprehensive gain (loss)	354	(2,468)	(794)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,976)	(4,193)	(4,266)
Treasury stock, 15,546,726, 14,884,204 and 14,720,650 shares at September 30, 2012, December 31, 2011 and September 30, 2011, respectively	(235,801)	(226,304)	(224,176)
Common stock acquired by Deferred Compensation Plan	(689)	(871)	(904)
Deferred Compensation Plan Liability	689	871	904

Total stockholders’ equity	219,687	216,849	215,897

Total liabilities and stockholders’ equity	$2,304,426	$2,302,094	$2,281,792

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest income:
Loans	$18,716	$20,357	$57,642	$62,546
Mortgage-backed securities	2,065	2,500	6,618	7,730
Investment securities and other	733	586	2,166	1,696

Total interest income	21,514	23,443	66,426	71,972

Interest expense:
Deposits	1,907	2,502	5,960	8,104
Borrowed funds	1,607	1,869	4,971	5,813

Total interest expense	3,514	4,371	10,931	13,917

Net interest income	18,000	19,072	55,495	58,055
Provision for loan losses	1,400	1,850	4,800	5,750

Net interest income after provision for loan losses	16,600	17,222	50,695	52,305

Other income:
Loan servicing income	130	96	409	292
Fees and service charges	3,113	2,847	9,038	8,507
Net gain on sales of and other-than-temporary impairment loss on investment securities available for sale	—	(148)	226	(148)
Net gain on sales of loans available for sale	1,218	697	3,136	2,066
Net gain (loss) from other real estate operations	40	(80)	(57)	(482)
Income from Bank Owned Life Insurance	376	317	977	848
Other	1	2	5	4

Total other income	4,878	3,731	13,734	11,087

Operating expenses:
Compensation and employee benefits	7,347	7,137	20,978	21,293
Occupancy	1,279	1,279	3,897	3,778
Equipment	662	511	1,892	1,803
Marketing	451	456	1,231	1,212
Federal deposit insurance	533	563	1,587	2,027
Data processing	914	886	2,738	2,672
Legal	301	207	726	634
Check card processing	425	320	1,061	924
Accounting and audit	128	129	448	442
Other operating expense	1,799	1,643	5,088	4,859

Total operating expenses	13,839	13,131	39,646	39,644

Income before provision for income taxes	7,639	7,822	24,783	23,748
Provision for income taxes	2,680	2,748	8,804	8,466

Net income	$4,959	$5,074	$15,979	$15,282

Basic earnings per share	$0.28	$0.28	$0.90	$0.84

Diluted earnings per share	$0.28	$0.28	$0.89	$0.84

Average basic shares outstanding	17,561	18,227	17,837	18,190

Average diluted shares outstanding	17,621	18,276	17,896	18,239

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2012	At December 31, 2011	At September 30, 2011
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.53%	9.42%	9.46%
Common shares outstanding (in thousands)	18,020	18,683	18,846
Stockholders’ equity per common share	$12.19	$11.61	$11.46
Tangible stockholders’ equity per common share	12.19	11.61	11.46

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$25,475	$29,193	$32,649
Commercial real estate	11,397	10,552	9,660
Construction	—	43	71
Consumer	3,670	3,653	5,245
Commercial	631	567	773

Total non-performing loans	41,173	44,008	48,398
REO, net	3,628	1,970	1,193

Total non-performing assets	$44,801	$45,978	$49,591

Delinquent loans 30 to 89 days	$11,275	$14,972	$11,374

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$14,772	$14,491	$9,498
Performing	19,621 (1)	13,118	13,302

Total troubled debt restructurings	$34,393	$27,609	$22,800

Allowance for loan losses	$18,291	$18,230	$22,905

Allowance for loan losses as a percent of total loans receivable	1.17%	1.15%	1.42%
Allowance for loan losses as a percent of non-performing loans	44.42	41.42	47.33
Non-performing loans as a percent of total loans receivable	2.63	2.77	3.00
Non-performing assets as a percent of total assets	1.94	2.00	2.17

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.86%	0.89%	0.93%	0.90%
Return on average stockholders’ equity	9.08	9.48	9.75	9.81
Interest rate spread	3.18	3.45	3.29	3.49
Interest rate margin	3.28	3.55	3.39	3.61
Operating expenses to average assets	2.39	2.31	2.31	2.34
Efficiency ratio	60.49	57.58	57.27	57.34

(1)	Performing troubled debt restructurings were adversely impacted by $6.5 million due to the third quarter implementation of new guidance issued by the Bank’s regulator, the Office of the Controller of the Currency (“OCC”). The amount now includes one-to-four family and consumer loans where the borrower’s obligation was discharged in bankruptcy. The updated guidance requires us to include certain performing loans as troubled debt restructurings due to the discharge of the borrower’s debt.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At September 30, 2012	At December 31, 2011
Real estate:
One-to-four family	$827,647	$882,550
Commercial real estate, multi-family and land	476,513	460,725
Residential construction	8,204	6,657
Consumer	201,443	192,918
Commercial	54,673	45,889

Total loans	1,568,480	1,588,739

Loans in process	(3,133)	(2,559)
Deferred origination costs, net	4,182	4,366
Allowance for loan losses	(18,291)	(18,230)

Total loans, net	1,551,238	1,572,316

Less: mortgage loans held for sale	5,598	9,297

Loans receivable, net	$1,545,640	$1,563,019

Mortgage loans serviced for others	$849,093	$878,462
Loan pipeline	78,158	95,223

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Loan originations	$110,062	$61,018	$362,374	$234,989
Loans sold	45,097	28,593	127,683	95,131
Net charge-offs	766	399	4,739	2,545

DEPOSITS

	At September 30, 2012	At December 31, 2011
Type of Account
Non-interest-bearing	$185,157	$142,436
Interest-bearing checking	948,074	942,392
Money market deposit	124,581	123,105
Savings	246,549	229,241
Time deposits	235,613	268,909

	$1,739,974	$1,706,083

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2012			2011
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$55,475	$15	0.11%	$43,922	$21	0.19%
Investment securities (1)	211,065	521	0.99	151,642	363	0.96
FHLB stock	17,695	197	4.45	18,233	202	4.43
Mortgage-backed securities (1)	363,388	2,065	2.27	328,830	2,500	3.04
Loans receivable, net (2)	1,547,696	18,716	4.84	1,603,735	20,357	5.08

Total interest-earning assets	2,195,319	21,514	3.92	2,146,362	23,443	4.37

Non-interest-earning assets	116,227			122,660

Total assets	$2,311,546			$2,269,022

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,317,658	971	0.29	$1,253,509	1,289	0.41
Time deposits	238,133	936	1.57	270,261	1,213	1.80

Total	1,555,791	1,907	0.49	1,523,770	2,502	0.66
Borrowed funds	335,231	1,607	1.92	366,813	1,869	2.04

Total interest-bearing liabilities	1,891,022	3,514	0.74	1,890,583	4,371	0.92

Non-interest-bearing deposits	183,780			152,030
Non-interest-bearing liabilities	18,350			12,224

Total liabilities	2,093,152			2,054,837
Stockholders’ equity	218,394			214,185

Total liabilities and stockholders’ equity	$2,311,546			$2,269,022

Net interest income		$18,000			$19,072

Net interest rate spread (3)			3.18%			3.45%

Net interest margin (4)			3.28%			3.55%

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2012			2011
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$54,133	$58	0.14%	$27,027	$45	0.22%
Investment securities (1)	191,463	1,482	1.03	139,734	1,004	0.96
FHLB stock	17,749	626	4.70	17,930	647	4.81
Mortgage-backed securities (1)	361,198	6,618	2.44	333,607	7,730	3.09
Loans receivable, net (2)	1,555,556	57,642	4.94	1,626,568	62,546	5.13

Total interest-earning assets	2,180,099	66,426	4.06	2,144,866	71,972	4.47

Non-interest-earning assets	108,665			117,484

Total assets	$2,288,764			$2,262,350

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,295,640	2,887	0.30	$1,255,228	4,457	0.47
Time deposits	247,704	3,073	1.65	272,197	3,647	1.79

Total	1,543,344	5,960	0.51	1,527,425	8,104	0.71
Borrowed funds	340,563	4,971	1.95	371,631	5,813	2.09

Total interest-bearing liabilities	1,883,907	10,931	0.77	1,899,056	13,917	0.98

Non-interest-bearing deposits	169,400			140,655
Non-interest-bearing liabilities	16,935			15,015

Total liabilities	2,070,242			2,054,726
Stockholders’ equity	218,522			207,624

Total liabilities and stockholders’ equity	$2,288,764			$2,262,350

Net interest income		$55,495			$58,055

Net interest rate spread (3)			3.29%			3.49%

Net interest margin (4)			3.39%			3.61%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.